    As filed with the Securities and Exchange Commission on October 28, 1999
                                                      Registration No. 333-79617

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                 AMENDMENT NO. 1
                                       TO
                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933



                            HARKEN ENERGY CORPORATION
             (Exact name of registrant as specified in its charter)

           DELAWARE                                   95-2841597
(State or other jurisdiction of        (I.R.S. employer identification number)
 incorporation or organization)


                            HARKEN ENERGY CORPORATION
                         16285 PARK TEN PLACE, SUITE 600
                              HOUSTON, TEXAS 77084
                                 (281) 717-1300
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

                              -------------------

                               KAREN S. BUSTAMANTE
                                 SENIOR COUNSEL
                            HARKEN ENERGY CORPORATION
                         16285 PARK TEN PLACE, SUITE 600
                              HOUSTON, TEXAS 77084
                                 (281) 717-1353
       (Name, address, including zip code, and telephone number, including area code, of agent for service)

                              -------------------

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.

                              -------------------

      If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ]


      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]


      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]
                                                           -----------------

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]
                          ------------------

      If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]




THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

                  SUBJECT TO COMPLETION DATED OCTOBER 28, 1999




                                   PROSPECTUS

                                6,481,512 Shares


                            HARKEN ENERGY CORPORATION


                                  Common Stock

                              -------------------

      The stockholders of Harken Energy Corporation described in this prospectus are offering for sale an aggregate of 6,481,512 shares of common stock of Harken Energy Corporation. The selling stockholders' shares of common stock being offered for sale include preferred stock purchase rights attached to the common stock under Harken's Stockholder Rights Plan. Harken will not receive any of the proceeds from the sale of the 6,481,512 shares of common stock.


      The common stock is traded on the American Stock Exchange, under the symbol "HEC." On October 26, 1999, the closing sales price of the common stock was $1.125 per share.


      The selling stockholders will receive the purchase price of the shares of common stock sold less any commissions and underwriters' discounts. The selling stockholders will be responsible for any commissions or underwriters' discounts.

      PROSPECTIVE INVESTORS SHOULD CONSIDER AND REVIEW THE INFORMATION UNDER THE HEADING "RISK FACTORS" BEGINNING ON PAGE 3 PRIOR TO INVESTING IN THE COMMON STOCK.

                              -------------------

      NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                              -------------------


                The date of this prospectus is October   , 1999.


      The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and neither we nor the selling stockholders are soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                                TABLE OF CONTENTS

                                                                                                               Page
                                                                                                               ----

The Company.................................................................................................      4
Risk Factors................................................................................................      4
Safe Harbor for Forward-Looking Statements..................................................................     10
Where You Can Get More Information..........................................................................     10
Use of Proceeds.............................................................................................     11
Information About the Selling Stockholders..................................................................     12
Plan of Distribution........................................................................................     14
Legal Matters...............................................................................................     15
Experts.....................................................................................................     15


                              -------------------

       YOU SHOULD RELY ONLY ON THE INFORMATION IN THIS PROSPECTUS AND THE ADDITIONAL INFORMATION DESCRIBED UNDER THE HEADING "WHERE YOU CAN GET MORE INFORMATION." WE HAVE NOT AUTHORIZED ANY OTHER PERSON TO PROVIDE YOU WITH DIFFERENT INFORMATION. IF ANYONE PROVIDES YOU WITH DIFFERENT OR INCONSISTENT INFORMATION, YOU SHOULD NOT RELY ON IT. NEITHER WE NOR THE SELLING STOCKHOLDERS ARE MAKING AN OFFER TO SELL THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED. YOU SHOULD ASSUME THAT THE INFORMATION IN THIS PROSPECTUS AND THE ADDITIONAL INFORMATION DESCRIBED UNDER THE HEADING "WHERE YOU CAN GET MORE INFORMATION" WAS ACCURATE ON THE DATE ON THE FRONT COVER OF THE PROSPECTUS ONLY. OUR BUSINESS, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROSPECTS MAY HAVE CHANGED SINCE THAT DATE.

                              -------------------

                                   THE COMPANY

      Harken explores for, develops and produces oil and gas both domestically and internationally. Harken's domestic operations are primarily located in the Four Corners Area of Utah, Arizona and New Mexico, the Gulf Coast of Texas, the Texas Panhandle, the Magnolia region of Arkansas, the Carlsbad region of New Mexico and St. Martin and LaFourche Parishes in Louisiana. Harken's international operations are primarily concentrated in the Republic of Colombia and the Republic of Costa Rica.

      Harken was incorporated in 1973 in the State of California and reincorporated in 1979 in the State of Delaware. Harken's principal offices are located at 16285 Park Ten Place, Suite 600, Houston Texas 77084 and its telephone number is (281) 717-1300.

                                  RISK FACTORS

      Prior to making an investment decision, prospective investors should consider carefully all of the information in this prospectus and should evaluate the following risk factors.

THE TRADING PRICE OF HARKEN COMMON STOCK MAY BE SIGNIFICANTLY AFFECTED BY THE RESULTS OF DRILLING ACTIVITY IN COLOMBIA AND COSTA RICA

      Harken believes that the price of the common stock may fluctuate significantly based upon the success or failure of each well that Harken drills in Colombia and Costa Rica. Based in part on the results of such drilling activity and on the significant decline in the market price of crude oil, the market price of Harken's common stock declined significantly in 1998. During this period, Harken's common stock ranged from a high of $7.38 per share to a low of $1.56 per share.

HARKEN HAS A HISTORY OF LOSSES AND MAY SUFFER LOSSES IN THE FUTURE


      Harken has reported losses in each of the last five years, including a loss of $55.8 million for the year ended 1998. Harken has reported cumulative losses of $66.5 million over the last five years. Harken has also reported a loss of $4.4 million for the six months ended June 30, 1999. Harken's ability to generate net income is strongly affected by the market price of crude oil and natural gas. If the market price of crude oil and natural gas remains low or declines, Harken may report additional losses in the future.


HARKEN'S FAILURE TO COMPLY WITH THE TERMS OF ITS COLOMBIAN ASSOCIATION CONTRACTS MAY RESULT IN THE TERMINATION OF OR LOSS OF RIGHTS UNDER THESE CONTRACTS, WHICH WOULD NEGATIVELY AFFECT HARKEN'S BUSINESS AND STOCK PRICE

      The terms of Harken's Colombian Association Contracts require Harken to drill a number of wells during 1999. Harken does not currently plan to drill enough wells in 1999 to satisfy all of its current contractual obligations. Harken is currently negotiating with Ecopetrol, the Colombian state-owned oil company, to modify some of its drilling obligations.

      If Ecopetrol does not agree to modify the work obligations, and unless Harken receives an extension of the existing deadlines, Harken will not be in compliance with the terms of the Association Contracts. If Harken does not comply with the terms of the Association Contracts, Ecopetrol could terminate one or more Association Contracts. If Ecopetrol were to terminate one of Harken's Association Contracts, Harken would lose all of the reserves associated with the Association Contract and all of its investment in that Association Contract. If Harken is able to negotiate a modification of the work obligations, Harken may be required to surrender a significant portion of the acreage relating to the Alcaravan, Bocachico and Cambulos Contracts. If these negotiations are not successful, and unless Harken receives an extension of the existing deadlines, Harken's business, financial condition and results of operations, as well as its stock price, may be adversely affected. For more information on the specific contract terms and obligations, see the "International Exploration and Development Operations - Colombia" section of Harken's Annual Report on Form 10-K, as amended, which is incorporated by reference in this prospectus.


HARKEN MAY BE UNABLE TO OBTAIN ADDITIONAL FINANCING FOR ITS INTERNATIONAL ACTIVITIES, WHICH COULD RESTRICT ITS OPERATIONS

      Harken anticipates that full development of its existing and future oil and gas discoveries in Colombia and Costa Rica will take several years and may require extensive production and transportation facilities requiring significant additional capital expenditures. If Harken is unable to timely obtain adequate funds to finance these investments, it could limit or substantially delay Harken's ability to develop its oil and gas reserves. In such a case, Harken's business and results of operations could suffer.

      Harken cannot predict the ultimate amount of expenditures for its international operations. Harken anticipates that amounts required to fund its international activities, will be funded from its existing cash balances, asset sales, stock issuances, production payments, operating cash flows and potentially from industry partners. Harken can not assure you that it will have adequate funds available to it to fund its international activities.

HARKEN MAY ISSUE ADDITIONAL SHARES OF COMMON STOCK WHICH MAY DILUTE THE VALUE OF HARKEN COMMON STOCK TO CURRENT STOCKHOLDERS AND MAY ADVERSELY AFFECT THE MARKET PRICE OF HARKEN'S COMMON STOCK


      Harken may be required to issue up to approximately 26 million shares of common stock as a result of its outstanding warrants, stock options, and convertible notes. Harken may also be required to issue a potentially unlimited number of shares of its common stock pursuant to three separate Development Finance Agreements with institutional investors. If Harken issues additional shares, it could result in significant dilution in your ownership position in Harken. In addition, the issuance of a significant number of additional shares of common stock could have an adverse effect on the market price of the common stock.



HARKEN'S DEVELOPMENT FINANCE AGREEMENTS MAY REQUIRE IT TO ISSUE A POTENTIALLY UNLIMITED NUMBER OF SHARES OF ITS COMMON STOCK, WHICH MAY DILUTE THE VALUE OF HARKEN COMMON STOCK TO CURRENT STOCKHOLDERS AND MAY ADVERSELY AFFECT THE MARKET PRICE OF ITS COMMON STOCK

      Harken has entered into three separate Development Finance Agreements with institutional investors. These Development Finance Agreements may require Harken to issue a potentially unlimited number of shares, which could result in significant dilution in your ownership position in Harken and may adversely affect the market price of Harken common stock.

      The institutional investors provided funds to Harken to finance the drilling of three prospects in Colombia, in exchange for a net profits interest in the prospects. Harken and the institutional investors each have the right to convert the net profits interest into shares of Harken common stock. The number of shares of common stock which may be issued upon conversion of the net profits interest is based upon the market price of the common stock at the time of conversion. Based upon the current market price of Harken common stock of $1.125 per share, if the institutional investors elected to convert the net profits interest into shares of common stock, Harken would be required to issue approximately 18,936,119 shares of common stock. The institutional investors will be entitled to receive more shares of Harken common stock as the market price of Harken common stock falls. There is no ceiling on the number of common shares the institutional investors can receive upon conversion of their net profits interest.


      In April and May, 1999, certain institutional investors converted their net profits interest into approximately 8.9 million shares of Harken common stock, including the 6,481,512 shares of common stock covered by this prospectus. The issuance of these shares will dilute your ownership position in Harken and may adversely affect the market price of Harken common stock. You can find additional details regarding the Development Finance Agreements in Harken's Annual Report on Form 10-K, as amended.


HARKEN'S OPERATIONS IN COLOMBIA, COSTA RICA AND OTHER FOREIGN COUNTRIES WILL BE SUBJECT TO POLITICAL, ECONOMIC AND OTHER UNCERTAINTIES

      Harken conducts significant operations in Colombia and Costa Rica, and will conduct operations in other foreign countries. At December 31, 1998, approximately 83% of Harken's proved reserves were related to Harken's Colombian operations. In addition, Harken anticipates focusing substantially all of its exploratory efforts in the next several years in Colombia and Costa Rica. Harken may also operate in other countries in the future. Operations in foreign countries, particularly in the oil and gas business, are subject to political, economic and other uncertainties, including:

      o the risk of war, revolution, border disputes, expropriation, renegotiation or modification of existing contracts, import, export and transportation regulations and tariffs;

      o taxation policies, including royalty and tax increases and retroactive tax claims;

      o exchange controls, currency fluctuations and other uncertainties arising out of foreign government sovereignty over Harken's international operations;

      o laws and policies of the United States affecting foreign trade, taxation and investment; and

      o the possibility of having to be subject to the exclusive jurisdiction of foreign courts in connection with legal disputes and the possible inability to subject foreign persons to the jurisdiction of courts in the United States.

      Central and South America and other regions of the world have a history of political and economic instability. This instability could result in new governments or the adoption of new policies that might assume a substantially more hostile attitude toward foreign investment. In an extreme case, such a change could result in termination of contract rights and expropriation of foreign-owned assets. These uncertainties could adversely affect Harken's interests.


IF OIL AND GAS PRICES DECREASE, HARKEN MAY BE REQUIRED TO TAKE ADDITIONAL WRITEDOWNS


      Harken must periodically review the carrying value of its oil and gas properties under applicable accounting rules. These rules require a writedown of the carrying value of oil and gas properties if the carrying value exceeds the applicable estimated future net revenues.

      As a result of the sharp decline in world-wide oil prices experienced during 1998, at September 30, 1998, Harken recognized a non-cash charge in the amount of approximately $27 million. Additionally, at December 31, 1998, Harken recognized an additional non-cash charge in the amount of approximately $23 million.

      If oil and gas prices decrease from price levels at December 31, 1998, Harken could be required to take an additional non-cash charge to earnings related to the carrying value of its oil and gas properties. Whether Harken will be required to take such a charge will depend on the prices for oil and gas at the end of any quarter and the effect of reserve additions or revisions and capital expenditures during such quarter.


IF ESTIMATES OF HARKEN'S OIL AND GAS RESERVE INFORMATION ARE INACCURATE, HARKEN'S FINANCIAL CONDITION MAY SUFFER


      Harken's proved oil and gas reserve information described in our Annual Report on Form 10-K, as amended, is based upon criteria mandated by the SEC and represents only estimates. Harken's actual production, revenues and expenditures with respect to such oil and gas reserves will likely be different from estimates and the differences may be material. If estimates of oil and gas reserves are greater than actual amounts, or if actual production costs and expenditures are greater than estimates, Harken's business, financial condition, and results of operations may be negatively affected.


      Petroleum engineering is a subjective process of estimating underground accumulations of oil and gas that cannot be measured in an exact manner. Estimates of economically recoverable oil and gas reserves and of future net cash flows necessarily depend upon a number of variable factors and assumptions.

      Because all reserve estimates are to some degree subjective, each of the following items may differ materially from those assumed in estimating reserves:

      o     the quantities of oil and gas that are ultimately recovered;

      o     the production and operating costs incurred;

      o     the amount and timing of future development expenditures; and

      o     future oil and gas sales prices.

      Furthermore, different reserve engineers may make different estimates of reserves and cash flows based on the same available data.


      The estimated discounted future net cash flows described in our Annual Report on Form 10-K, as amended, should not be considered as the current market value of the estimated oil and gas reserves attributable to Harken's properties from proved reserves because such estimates are based on prices and costs as of the date of the estimate, while actual future prices and costs may be materially higher or lower.


IF THE UNITED STATES IMPOSES ECONOMIC OR TRADE SANCTIONS ON COLOMBIA, HARKEN'S OPERATIONS IN COLOMBIA MAY BE ADVERSELY AFFECTED

      The United States has imposed economic and trade sanction on Colombia in the past, and may impose sanctions on Colombia in the future. The President of the United States is required to determine whether foreign countries have cooperated with the United States to prevent drug trafficking. In 1995, 1996 and 1997, the President determined that Colombia had not taken sufficient steps to prevent drug trafficking. As a result, the United States imposed economic sanctions on Colombia, including withholding bilateral economic assistance, blocking Export-Import Bank and Overseas Private Investment Corporation loans and political risk insurance, and voting against multilateral assistance to Colombia in the World Bank and the InterAmerican

Development Bank. In 1998, the President determined that Colombia had taken sufficient steps to prevent drug trafficking and the economic sanctions were lifted.

      If the United States were to impose sanctions on Colombia, it could affect Harken's ability to obtain the financing it needs in order to develop its Colombian properties. The imposition of sanctions on Colombia could also cause Colombia to retaliate against Harken by nationalizing Harken's Colombian assets. Accordingly, imposition of the foregoing economic and trade sanctions on Colombia could materially affect the performance of Harken's common stock and its long-term financial results. We can not assure you the United States will not impose sanctions on Colombia in the future.

HARKEN COULD SUFFER LOSSES FROM EXCHANGE RATE FLUCTUATIONS

      Beginning with the fourth quarter of 1998, Harken began accounting for its Colombian operations using the U.S. dollar as its functional currency. The costs associated with Harken's exploration efforts in Colombia have typically been denominated in U.S. dollars. Harken expects that a substantial portion of its Colombian revenues in 1999 will be denominated in Colombian pesos and a substantial portion of Harken's future Colombian revenues may be denominated in Colombian pesos. To the extent that the amount of Harken's revenues denominated in Colombian pesos is greater than the amount of costs denominated in Colombian pesos, Harken could suffer a loss if the value of the Colombian peso were to drop relative to the value of the U.S. dollar, which could have a material adverse effect on Harken's results of operations.

HARKEN'S OIL AND GAS OPERATIONS IN LESS DEVELOPED OIL AND GAS INDUSTRIES SUCH AS COLOMBIA AND COSTA RICA INVOLVE SUBSTANTIAL COSTS AND ARE SUBJECT TO VARIOUS ECONOMIC RISKS

      The oil and gas industries in Colombia and Costa Rica are not as developed as the oil and gas industry in the U.S. As a result, Harken's drilling and development operations may take longer to complete and may cost more than similar operations in the U.S.

      Harken's oil and gas operations will be subject to the economic risks typically associated with exploration, development and production activities, including the necessity of significant expenditures to locate and acquire producing properties and to drill exploratory wells. In conducting exploration and development activities, the presence of unanticipated pressure or irregularities in formations, miscalculations or accidents may cause Harken's exploration, development and production activities to be unsuccessful. This could result in a total loss of Harken's investment. In addition, the cost and timing of drilling, completing and operating wells is often uncertain.

DRILLING OIL AND GAS WELLS IN COLOMBIA AND COSTA RICA COULD BE HINDERED BY HURRICANES AND OTHER OPERATING RISKS

      Harken's operations in Colombia and Costa Rica are subject to risks from hurricanes. Damage caused by hurricanes or other operating hazards could result in substantial losses to Harken. The occurrence of such an event that is not fully covered by insurance could have a material adverse effect on the financial position and results of operations of Harken.

HARKEN MAY ISSUE SHARES OF PREFERRED STOCK WITH GREATER RIGHTS THAN ITS COMMON STOCK

      Harken is permitted under its charter to issue up to ten million shares of preferred stock. Harken can issue shares of its preferred stock in one or more series and can set the terms of the preferred stock without seeking any further approval from you. Any preferred stock that is issued by Harken may rank ahead of its common stock in terms of dividend priority, liquidation premiums and may have greater voting rights than its common stock. Harken does not currently have any shares of preferred stock outstanding.

FUTURE ACQUISITIONS MAY DILUTE YOUR PERCENTAGE OWNERSHIP IN HARKEN OR REQUIRE SUBSTANTIAL EXPENDITURES

      Harken's strategic plan includes the acquisition of additional reserves, including through business combination transactions. Harken may not be able to consummate future acquisitions on favorable terms. Additionally, future acquisitions may not achieve favorable financial results.

      Future acquisitions may involve the issuance of shares of Harken common stock, which could have a dilutive effect on the current stockholders of Harken. Furthermore, acquisitions may require substantial financial expenditures that will need to be financed through cash flow from operations or future debt and equity offerings by Harken. Harken may not be able to acquire companies or oil and gas properties using its equity as currency. In the case of cash acquisitions, Harken may not be able to generate sufficient cash flow from operations or obtain debt or equity financing sufficient to fund future acquisitions of reserves.

HARKEN FACES STRONG COMPETITION FROM LARGER OIL AND GAS COMPANIES

      The exploration and production business is highly competitive. Many of Harken's competitors have substantially larger financial resources, staffs and facilities than Harken. Harken's competitors in Colombia and Costa Rica include such major oil and gas companies as Amoco BP, Exxon, Mobil, Texaco, Conoco, Shell and Arco. These major oil and gas companies are often better positioned to obtain the rights to exploratory acreage that Harken competes for.

GOVERNMENT AGENCIES IN COLOMBIA AND COSTA RICA CAN INCREASE HARKEN'S COSTS AND CAN TERMINATE OR SUSPEND OPERATIONS

      In Costa Rica and Colombia, the laws governing the oil and gas industry require Harken to obtain an environmental permit or approval prior to conducting seismic operations, drilling a well or constructing a pipeline. The process of obtaining an environmental permit has delayed Harken's operations in the past, and could do so again in the future. Compliance with these laws and regulations may increase Harken's costs of operations, as well as further restricting its activities.

                   SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS

      We believe that certain statements contained or incorporated by reference in this prospectus are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and are considered prospective. The following statements are or may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995:

      o statements before, after or including the words "may," "will," "could," "should," "believe," "expect," "future," "potential," "anticipate," "intend," "plan," "estimate" or "continue" or the negative or other variations of these words; and

      o     other statements about matters that are not historical facts.

      We may be unable to achieve the future results covered by the forward-looking statements. The statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from the future results that the statements express or imply. See "Risk Factors." Please do not put undue reliance on these forward-looking statements, which speak only as of the date of this prospectus.

                       WHERE YOU CAN GET MORE INFORMATION

      Harken files reports, proxy statements, and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information concerning Harken can be read and copied at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC maintains an Internet site at http://www.sec.gov that contains reports, proxy statements and other information regarding issuers that file information electronically, including Harken. Harken's common stock is listed on the American Stock Exchange. These reports, proxy statements and other information can also be read and copied at the offices of the American Stock Exchange at 86 Trinity Place, New York, New York 10006.

      The SEC allows Harken to "incorporate by reference" the information it files with the SEC. This permits Harken to disclose important information to you by referencing these filed documents. Any information referenced this way is considered part of this prospectus, and any information filed with the SEC after the date on the cover of this prospectus will automatically be deemed to update and supercede this information. Harken incorporates by reference the following documents which have been filed with the SEC:

      (1)   Annual Report on Form 10-K for the year ended December 31, 1998;

      (2)   Quarterly Report on Form 10-Q for the quarter ended March 31, 1999;


      (3) Proxy Statement for the Annual Meeting of Stockholders of Harken held on June 22, 1999;

      (4) Amendment No. 1 to Annual Report on Form 10-K for the year ended December 31, 1998;

      (5)   Amendment No 1 to Form 10-Q for the quarter ended March 31, 1999;

      (6)   Quarterly Report on Form 10-Q for the quarter ended June 30, 1999

      (7) Form 8-Ks, filed with the Commission on September 3, 1999 and October 15, 1999; and

      (8) The description of the common stock contained in Harken's Registration Statement on Form 8-A, as amended, including all amendments and reports filed for the purpose of updating such description; and the description of Harken's Preferred Stock Purchase Rights as contained in Harken's Registration Statement on Form 8-A, filed with the Commission on April 7, 1998, including all amendments and reports filed for the purpose of updating such description.

      Harken also incorporates by reference any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act until EnCap sells all of the shares of common stock.

      This prospectus is part of a registration statement filed with the SEC. This prospectus does not contain all the information contained in the registration statement. The full registration statement can be obtained from the SEC. This prospectus contains a general description of Harken and the securities being offered for sale. You should read this prospectus together with the additional information incorporated by reference.

      You can request a copy of any document incorporated by reference in this prospectus in writing or by phone. Requests for copies should be directed to Karen S. Bustamante, Harken Energy Corporation, 16285 Park Ten Place, Suite 600, Houston, Texas 77084 (Telephone: (281) 717-1300). Copies of any document incorporated by reference, other than exhibits to such documents, unless such documents are specifically incorporated by reference into the documents that this prospectus incorporates, will be provided at no cost to you.

                                 USE OF PROCEEDS

      Harken will not receive any part of the proceeds from the sale of shares of common stock by the selling stockholders.

                   INFORMATION ABOUT THE SELLING SHAREHOLDERS


      This prospectus covers the offer and sale of 6,481,512 shares of common stock by EnCap Energy Capital Fund III, L.P., EnCap Energy Capital Fund III-B, L.P., BOCP Energy Partners, L.P. and Energy Capital Investment Company PLC . EnCap Energy Capital Fund III, L.P., EnCap Energy Capital Fund III-B, L.P., BOCP Energy Partners, L.P. and Energy Capital Investment Company PLC are together referred to in this prospectus as the EnCap Affiliates. The 6,481,512 shares of common stock were issued to the EnCap Affiliates when the EnCap Affiliates converted a portion of a net profit interest it held in three of Harken's Colombian prospects. In October 1997, Harken and the EnCap Affiliates entered into a Development Finance Agreement. Under the Development Finance Agreement, the EnCap Affiliates initially provided $25 million to Harken in exchange for the net profits interest. The Development Finance Agreement gave the EnCap Affiliates the right to convert the net profits interest into shares of Harken common stock. In May 1999, the EnCap Affiliates elected to convert 40% of the net profits interest into 6,481,512 shares of Harken common stock.

      Gary Petersen, a Director of Harken, is a managing director of EnCap Investments L.C. EnCap Investment L.C. is the general partner of EnCap Energy Capital Fund III, L.P., EnCap Energy Capital Fund III-B, L.P. and BOCP Energy Partners, L.P. Mr. Petersen is also a director of Energy Capital Investment Company PLC.

      Harken has agreed to file a "shelf" registration statement with the SEC pursuant to Rule 415 under the Securities Act covering the sale of shares of common stock held by the EnCap Affiliates, and to use its reasonable best efforts to maintain the effectiveness of any such registration statement for no less than one year from the date of effectiveness of such registration statement. In addition, Harken has agreed to bear certain expenses of registration of the shares of common stock under the federal and state securities laws (currently estimated to be $9,000). Harken has also agreed to indemnify the EnCap Affiliates, or their transferees or assigns, against liabilities under the Securities Act, or to contribute to payments the EnCap Affiliates may be required to make.

      The chart below describes the number of shares of Harken common stock held by each EnCap Affiliate, the number of shares of common stock which may be offered for sale by each EnCap Affiliate and the number of shares each EnCap Affiliate will own if all of the shares of common stock held by each EnCap Affiliate are sold. Any or all of the shares listed below may be offered for sale by each EnCap Affiliate from time to time.

                                                                                                    Percent of
                                           Shares Owned                                            Common Stock
                                            Prior to the          Shares      Shares Owned After    Owned After
          Selling Stockholder                Offering        Offered Hereby    the Offering(1)    the Offering(1)
--------------------------------------    ----------------   --------------   ------------------  ---------------
EnCap Energy Capital Fund III, L.P.        2,585,213(2)(3)        972,227      2,673,466 (2)(3)        1.72

EnCap Energy Capital Fund III-B, L.P.      7,121,714(2)(3)      2,821,402      7,758,396 (2)(3)        4.99

BOCP Energy Partners, L.P.                 5,141,697(2)(3)      2,014,195      5,538,708 (2)(3)        3.56

Energy Capital Investment Company, PLC     1,852,793(2)(3)        673,688      1,852,533 (2)(3)        1.19
                                          ----------          -----------     ----------           --------
Total                                     16,701,417(2)(3)      6,481,512     17,823,103 (2)(3)       11.46

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(1) Assumes no other disposition or acquisition of common stock and all shares of common stock are sold.

(2) Includes warrants to purchase 75,169 shares of common stock held by EnCap Equity 1994 Limited Partnership, warrants to purchase 24,831 shares of common stock held by Energy Capital Investment Company PLC, and warrants to purchase 100,000 shares of common stock by EnCap Investments L.C.


(3) Includes the number of shares of common stock deemed to be beneficially owned by each EnCap Affiliate based upon the remaining unconverted net profits interest under the Development Finance Agreement. The EnCap Affiliates have the right to convert the remaining unconverted net profits interest into shares of common stock. In addition, Harken has the right to pay cash instead of issuing common stock at the time of conversion of the remaining unconverted net profits interest. The exact number of shares of common stock which may be acquired if the remaining unconverted net profits interest is converted into common stock, if any, is not currently known. The number of shares deemed to be beneficially held by the EnCap Affiliates was calculated by assuming conversion of the remaining unconverted net profits interest into common stock at a conversion price equal to $1.125, the closing sale price of the common stock on the American Stock Exchange on October 26, 1999.

                              PLAN OF DISTRIBUTION

      Harken will not receive any proceeds from the sale of common stock owned by the EnCap Affiliates. It is anticipated that the EnCap Affiliates will offer the shares of common stock for sale from time to time, directly or through broker-dealers or underwriters who may act solely as agents or may acquire the shares of common stock as principals, in all cases as designated by the EnCap Affiliates. Such underwriters or broker-dealers acting either as principal or as agent, may receive compensation in the form of usual and customary or specifically negotiated underwriting discounts, concessions or commissions from the EnCap Affiliates or the purchasers of the 6,481,512 shares of common stock offered in this prospectus for whom they may act as agent.

      The net proceeds to the EnCap Affiliates from the sale of common stock will be the purchase price of the common stock sold less the aggregate agents' commissions and underwriters' discounts, if any, and other expenses of issuance and distribution not borne by Harken. The EnCap Affiliates and any dealers or agents that participate in the distribution of common stock may be deemed to be "underwriters" within the meaning of the Securities Act.

      At any time a particular offer of common stock is made, and if required by SEC rules and regulations, the specific shares of common stock to be sold, the purchase price, public offering price, the names of any such agent, dealer or underwriter and any commission or discount with will be described in an accompanying prospectus supplement. The prospectus supplement may be in the form of a post-effective amendment to the Registration Statement of which this prospectus is a part, and will be filed with the SEC.


      The shares of common stock being offered by the EnCap Affiliates will be sold in one or more transactions on the American Stock Exchange or on any other market on which the common stock may be trading, in privately-negotiated transactions, through the writing of options on the shares of common stock, short sales or any combination thereof. The sale price to the public may be the market price prevailing at the time of sale, or a different price negotiated by the EnCap Affiliates. The shares of common stock may also be sold pursuant to Rule 144. The EnCap Affiliates shall have the sole and absolute discretion not to accept any purchase offer or make any sale of shares of common stock if they deem the purchase price to be unsatisfactory.


      The EnCap Affiliates, alternatively, may sell all or any part of the 6,481,512 shares of common stock offered in this prospectus through an underwriter. The EnCap Affiliates have not entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into. If the EnCap Affiliates enter into such an agreement, the relevant details will be set forth in a supplement or revisions to this prospectus.


      The EnCap Affiliates and any other persons participating in the sale or distribution of the shares of common stock will be subject to applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations passed by the SEC, may limit the timing of purchases and sales of any of the shares of common stock by the EnCap Affiliates or any other such person. This may affect the marketability of the shares of common stock.

                                  LEGAL MATTERS


      The validity of the shares of common stock will be passed upon for Harken Energy Corporation by Karen S. Bustamante, , Senior Counsel of Harken.



                                     EXPERTS


      Arthur Andersen LLP has audited Harken's financial statements. Arthur Andersen LLP are independent public accountants. Harken's financial statements, and Arthur Andersen LLP's report on the financial statements are included in Harken's Annual Report on Form 10-K for the year ended December 31, 1998, and have been incorporated by reference in this prospectus.

      Certain of Harken's oil and gas reserves in Colombia have been reviewed by its independent reserve engineers, Gaffney, Cline & Associates, Inc., as stated in their report thereon. Harken's disclosures of its oil and gas reserves in Colombia, included in its Form 10-K for the period ending December 31, 1998, as amended, have been presented in reliance upon the authority of such firm as experts in petroleum engineering.

      Certain aspects and assumptions used in calculating Harken's oil and gas reserves in the Alcaravan Association Contract area in Colombia have been reviewed by Ryder Scott Company as stated in their report thereon. Harken's disclosures of its oil and gas reserves in the Alcaravan Association Contract area of Colombia, included in its Form 10-K for the period ending December 31, 1998, as amended, have been presented in reliance upon the authority of such firm as experts in petroleum engineering.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

       The expenses to be paid by Harken in connection with the offering described in this Registration Statement are estimated as follows:


                  Commission Registration Fee             $  3,603.00

                  Printing and Engraving Expenses            2,000.00

                  Accounting Fees and Expenses               2,000.00

                  Blue Sky Fees and Expenses                 1,000.00

                  Miscellaneous                                397.00
                                                          -----------
                              Total                       $  9,000.00
                                                          ===========

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

       Under Section 145 of the General Corporation Law of the State of Delaware ("Delaware Law"), a Delaware corporation may indemnify its directors, officers, employees and agents against expenses (including attorneys fees), judgments, fines and settlements in nonderivative suits, actually and reasonably incurred by them in connection with the defense of any action, suit or proceeding in which they or any of them were or are made parties or are threatened to be made parties by reason of their serving or having served in such capacity. Delaware law, however provides that such person must have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and in the case of a criminal action, such person must have had no reasonable cause to believe his or her conduct was unlawful. Section 145 further provides that in connection with the defense or settlement of any action by or in the right of the corporation, a Delaware corporation may indemnify its directors and officers against expenses actually and reasonably incurred by them if, in connection with the matters in issue, they acted in good faith, in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made with respect to any claim, issue or matter as to which such person has been adjudged liable for negligence or misconduct unless the Court of Chancery or the court in which such action or suit is brought approves such indemnification. Section 145 further permits a Delaware corporation to grant its directors and officers additional rights of indemnification through bylaw provisions and otherwise, and to purchase indemnity insurance on behalf of its directors and officers. Indemnification is mandatory to the extent a claim, issue or matter has been successfully defended.

       Article Ten of Harken's Certificate of Incorporation and Article VII of Harken's bylaws provide, in general, that Harken shall indemnify its directors and officers under certain of the circumstances defined in Section 145. Harken has entered into agreements with each member of its Board of Directors pursuant to which it will advance to each director costs of litigation in accordance with the indemnification provisions of Harken's Certificate of Incorporation and bylaws.

ITEM 16. EXHIBITS.

      4.1        -        Form of certificate representing shares of common
                          stock (filed as Exhibit 1 to Harken's Registration
                          Statement on Form 8-A, File No. 0-9207, and incorporated by reference herein).

      4.2        -        Rights Plan dated as of April 6, 1998, by and
                          between Harken Energy Corporation and ChaseMellon
                          Shareholder Services L.L.C. (filed as Exhibit 4 to
                          Harken's Current Report on Form 8-K dated April 7,
                          1998, file No. 0-9207, and incorporated by reference herein).

      4.3        -        Certificate of Designations of Series E Junior
                          Participating Preferred Stock (filed as Exhibit B to
                          Exhibit 4 to Harken's Current Report on Form 8-K dated
                          April 7, 1998, file No. 0-9207, and incorporated by reference herein).

      *5.1       -        Opinion of Karen S. Bustamante, Esq.


      *23.1      -        Consent of Arthur Andersen LLP.

      *23.2      -        Consent of Gaffney, Cline & Associates, Inc.

      *23.3      -        Consent of Ryder Scott Company.

      *23.4      -        Consent of Karen S. Bustamante, (included in opinion
                          filed as Exhibit 5.1).

      +24.1      -        Powers of Attorney.

------------
*     Filed herewith.

+     Previously filed.



ITEM 17. UNDERTAKINGS.

      (a) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's Annual Report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (b) The undersigned Registrant hereby undertakes:

           (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereto) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (i) and (ii) above do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

           (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

           (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

       (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15 above, or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

       (d) The undersigned Registrant hereby undertakes:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on October 28, 1999.


                                      HARKEN ENERGY CORPORATION


                                      *
                                      -----------------------------------------
                                      Mikel D. Faulkner, Chairman of the Board and Chief Executive Officer


      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


           Signature                            Title                             Date
--------------------------------    -------------------------------      -------------------------

            *                       Chairman of the Board and Chief       October 28, 1999
--------------------------          Executive Officer (Principal
Mikel D. Faulkner                   Executive Officer)


            *                       President, Chief Financial            October 28, 1999
--------------------------          Officer and Director (Principal
Bruce N. Huff                       Accounting Officer and Principal
                                    Financial Officer)


            *                       Executive Vice President, Chief       October 28, 1999
--------------------------          Operating Officer and Director
Stephen C. Voss


                                    Director                              October 28, 1999
--------------------------
Gary R. Petersen


            *                       Director                              October 28, 1999
--------------------------
Richard H. Schroeder

            *                       Director                              October 28, 1999
--------------------------
Michael M. Ameen, Jr.


            *                       Director                              October 28, 1999
--------------------------
Michael R. Eisenson


            *                       Director                              October 28, 1999
--------------------------
Hobart A. Smith


            *                       Director                              October 28, 1999
--------------------------
Donald W. Raymond

                                    Director                              October 28, 1999
--------------------------
Gary B. Wood


*Karen S. Bustamante, by signing her name hereto, does hereby sign this Registration Statement on behalf of Harken Energy Corporation and each of the above-named officers and directors of such Company pursuant to powers of attorney, executed on behalf of Harken and each officer and director.

/s/ Karen S. Bustamante
-----------------------
Karen S. Bustamante,
Attorney-in-Fact

                                INDEX TO EXHIBITS


                                                                                        Sequentially
   Exhibit No.                                 Exhibit                                  Numbered Page
-----------------         ------------------------------------------------------    --------------------

      4.1 Form of certificate representing shares of Harken common stock, par value $.01 per share (filed as Exhibit 1 to Harken's Registration Statement on Form
                          8-A, File No. 0-9207, and incorporated by reference herein).

      4.2 Rights Plan dated as of April 6, 1998, by and between Harken Energy Corporation and ChaseMellon Shareholder
                          Services L.L.C. (filed as Exhibit 4 to Harken's
                          Current Report on Form 8-K dated April 7, 1998, file
                          No. 0-9207, and incorporated by reference herein).

      4.3                 Certificate of Designations of Series E Junior
                          Participating Preferred Stock (filed as Exhibit B to
                          Exhibit 4 to Harken's Current Report on Form 8-K dated
                          April 7, 1998, file No. 0-9207, and incorporated by reference herein).

      *5.1                Opinion of Karen S. Bustamante,

      *23.1               Consent of Arthur Andersen LLP.

      *23.2               Consent of Gaffney, Cline & Associates, Inc.

      *23.3               Consent of Ryder Scott Company

      *23.4 Consent of Karen S. Bustamante, Esq. (included in opinion filed as Exhibit 5.1).

      +24.1               Powers of Attorney.

                          *   Filed herewith.
                          +   Previously filed.